                       CERTIFICATE OF DESIGNATIONS, PREFERENCES
                      AND RELATIVE, PARTICIPATING, OPTIONAL AND
                          OTHER SPECIAL RIGHTS OF PREFERRED
                        STOCK AND QUALIFICATIONS, LIMITATIONS
                               AND RESTRICTIONS THEREOF

                                          OF

                     SERIES A LIQUIDATING PREFERENCE CONVERTIBLE
                               PREFERRED STOCK DUE 2005

                                          OF

                               EXCEL LEGACY CORPORATION

                              -------------------------

                            Pursuant to Section 151 of the
                   General Corporation Law of the State of Delaware

                              -------------------------

          Excel Legacy Corporation, a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article Fourth of its Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation by unanimous written consent dated December 12, 1997, adopted the following resolution which resolution remains in full force and effect on the date hereof:

          RESOLVED, that there is hereby established a series of authorized preferred stock having a par value of $.01 per share, which series shall be designated as "Series A Liquidating Preference Convertible Preferred Stock due 2005" (the "Series A Preferred Stock"), shall consist of 25,000,000 shares and shall have the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

          1.   CERTAIN DEFINITIONS.

          Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

          BUSINESS DAY. The term "Business Day" shall mean a day other than a Saturday or Sunday or any federal holiday.

          COMMON STOCK. The term "Common Stock" shall mean the common stock, par value $.01 per share, of the Corporation.

          CONVERSION RATE. The term "Conversion Rate" shall initially mean $5.00 and thereafter shall be subject to adjustment from time to time pursuant to the terms of paragraph 4 below.

          DIVIDEND PAYMENT DATE. The term "Dividend Payment Date" shall have the meaning set forth in subparagraph 2(a) below.

          DIVIDEND PERIOD. The term "Dividend Period" shall mean the period from, and including, the Initial Issue Date to, but not including, the first Dividend Payment Date and thereafter, each quarterly period from, and including, the Dividend Payment Date to, but not including the next Dividend Payment Date.

          INITIAL ISSUE DATE. The term "Initial Issue Date" shall mean the date that shares of Series A Preferred Stock are first issued by the Corporation.

          JUNIOR STOCK. The term "Junior Stock" shall mean, for purposes of paragraph 2 below, Common Stock and any class or series of stock of the Corporation authorized after the Initial Issue Date which is not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid or declared and set apart for payment on the Series A Preferred Stock shall have been so paid or declared and set apart for payment, and for purposes of paragraph 3 below, shall mean Common Stock and any class or series of stock of the Corporation authorized after the Initial Issue Date which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Series A Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

          LIQUIDATION PREFERENCE. With respect to each share of Series A Preferred Stock, the term "Liquidation Preference" shall mean $5.00 per share, plus a premium in an amount equal to a seven percent (7%) annual total return on a share of Series A Preferred Stock from the Initial Issue Date until the date such Liquidation Preference is paid by the Corporation.

          PARITY STOCK. The term "Parity Stock" shall mean, for purposes of paragraph 2 below, any class or series of stock of the Corporation authorized after the Initial Issue Date which is entitled to receive payment of dividends on a parity with the Series A Preferred Stock, and for purposes of paragraph 3 below, shall mean any class or series of stock of the Corporation authorized after the Initial Issue Date which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series A Preferred Stock.

          QUOTED PRICE. The term "Quoted Price" with respect to either the Common Stock or Series A Preferred Stock, shall mean the average of the closing bid and ask prices of the applicable security as reported by the National Association of Securities Dealers, Inc. Automatic Quotations System, National Market System, or, if the applicable security is listed or admitted for trading on a securities exchange, the average of the closing bid and ask prices of the applicable security on the principal exchange on which the applicable security is listed or admitted for trading (which shall be for consolidated trading if applicable to such exchange), or if neither so reported or listed or admitted for trading, the average of the closing bid and ask prices of the applicable security in the over-the-counter market. In the event that the Quoted Price cannot be determined as aforesaid, the Board of Directors of the Corporation shall determine the Quoted Price on the basis of such quotations as it in good faith considers appropriate.

          RECORD DATE. The term "Record Date" shall mean the date designated by the Board of Directors of the Corporation at the time a dividend is declared; provided, however, that such Record Date shall not be more than thirty (30) days nor less than ten (10) days prior to the respective Dividend Payment Date or such other date designated by the Board of Directors for the payment of dividends.

          REDEMPTION DATE. The term "Redemption Date" shall have the meaning set forth in subparagraph 5(a) below.

          SENIOR STOCK. The term "Senior Stock" shall mean, for purposes of paragraph 2 below, any class or series of stock of the Corporation authorized after the Initial Issue Date ranking senior to the Series A Preferred Stock in respect of the right to receive dividends, and for purposes of paragraph 3 below, shall mean any class or series of stock of the Corporation authorized after the Initial Issue Date ranking senior to the Series A Preferred Stock in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation.

          STATED VALUE. The term "Stated Value" shall have the meaning set forth in subparagraph 4(a) below.

          TRADING DAY. The term "Trading Day" with respect to either the Common Stock or Series A Preferred Stock, shall mean any day on which any market in which the applicable security is then traded and in which a Quoted Price may be ascertained is open for business.

          2.   DIVIDENDS.

          (a) Holders of shares of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends, cumulative quarterly cash dividends equal to the per share Common Stock Dividend Amount, payable in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on the first such day after the Issuance Date (each a "Dividend Payment Date"). The "Common Stock Dividend Amount" applicable as of any Dividend Payment Date shall mean the amount which is the product of (i) the dollar amount of the dividend paid per share of Common Stock on the dividend payment date with respect to the shares of Common Stock (other than a distribution payable solely in shares of Common Stock) which occurs on such Dividend Payment Date or, if no such dividend payment date occurs on such Dividend Payment Date, the dividend payment date with respect to the shares of Common Stock next preceding such Dividend Payment Date, and (ii) the number of shares of Common Stock into which each share of Series A Preferred Stock is entitled to be converted, at the Conversion Price then in effect and otherwise as set forth in this Certificate of Designation, as of the Record Date established for such Dividend Payment Date (determined, for purposes of this computation, to the fourth decimal place). The dividend payable to a holder of a share of Series A Preferred Stock on the first Dividend Payment Date after the share is issued will be the accrued dividend calculated from the day the share is issued to such Dividend Payment Date. If any Dividend Payment Date is not a Business Day, the dividend due on that Dividend Payment Date will be paid on the Business Day immediately succeeding that Dividend Payment Date. Each Dividend Payment Date will be on a date which is the date fixed for payment of dividends with respect to the shares of Common Stock or is not more than five Business Days after the date fixed for payment of dividends with respect to the shares of Common Stock.

          (b) Each dividend will be payable to holders of record of the Series A Preferred Stock on the Record Date selected by the Board of Directors with respect to the relevant Dividend Payment Date. Dividends shall be paid to the holders of record of the Series A Preferred Stock as their names shall appear on the share register of the Corporation on the Record Date for such dividend. Dividends payable in any Dividend Period which is less than a full Dividend Period in length will be computed on the basis of a ninety (90) day quarterly period and actual days elapsed in such Dividend Period. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time to holders of record on the Record Date therefor.

          (c) So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare, pay or set apart for payment on any Junior Stock any dividends whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares), nor shall the Corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries of which it owns not less than a majority of the outstanding voting power, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all dividends to which the holders of Series A Preferred Stock shall have been entitled for all previous Dividend Periods shall have been paid or declared and a sum of money sufficient for the payment thereof has been set apart.

          (d) In the event that full dividends are not paid or made available to the holders of all outstanding shares of Series A Preferred Stock and of any Parity Stock and funds available for payment of dividends shall be insufficient to permit payment in full to holders of all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed ratably among all such holders of Series A Preferred Stock and of any Parity Stock in proportion to the full amount to which they would otherwise be respectively entitled.

          (e) Notwithstanding anything contained herein to the contrary, no dividends on shares of Series A Preferred Stock shall be declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation if such declaration or payment shall be restricted or prohibited by law.

          (f) Any dividend paid with regard to shares of Series A Preferred Stock will be paid equally with regard to each outstanding share of Series A Preferred Stock, except to the extent that shares of Series A Preferred Stock are outstanding for differing amounts of time during the relevant dividend period.

          3.   DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION OR WINDING UP.

          (a) In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock as to liquidation preferences, but before any payment or distribution shall be made to the holders of Junior Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation in cash or property at its fair market value as determined by the Board of Directors of the Corporation the Liquidation Preference per share plus an amount equal to all dividends accrued and unpaid thereon to the date of such liquidation or dissolution or such other winding up. Except as provided in this paragraph, holders of Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

          (b) If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation the assets of the Corporation shall be insufficient to permit the payment in full of the Liquidation Preference per share plus an amount equal to all dividends accrued and unpaid on the Series A Preferred Stock and the full liquidating payments on all Parity Stock, then the assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be ratably distributed among the holders of Series A Preferred Stock and of any Parity Stock in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full.

          (c) A sale, conveyance or disposition of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up within the meaning of this paragraph 3.

          4.   CONVERSION RIGHTS.

          (a)  (i)    A holder of shares of Series A Preferred Stock may convert such shares into Common Stock at any time in whole or from time to time in part before such shares are redeemed by giving notice to such effect (a "Notice of Election to Convert") to the Corporation. For the purposes of conversion, each share of Series A Preferred Stock shall be valued at $5.00 per share (the "Stated Value"), which shall be divided by the Conversion Rate in effect on the Conversion Date to determine the number of shares issuable upon conversion. Immediately following such conversion, the rights of the holders of converted Series A Preferred Stock shall cease and the persons entitled to receive the Common Stock upon the conversion of Series A Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

               (ii) To convert Series A Preferred Stock, a holder must (A) surrender the certificate or certificates evidencing the shares of Series A Preferred Stock to be converted, duly endorsed in a form satisfactory to the Corporation, at the office of the Corporation or transfer agent for the Series A Preferred Stock, (B) provide a Notice of Election to Convert to the Corporation at such office and include therein the number of shares such holder wishes to convert, (C) state in writing the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, and (D) pay any transfer or similar tax if required. In the event that a holder fails to notify the Corporation of the number of shares of Series A Preferred Stock which such holder wishes to convert in the Notice of Election to Convert delivered to the Corporation, such holder shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion.

          (b) If, at any time after the Initial Issue Date, the Quoted Price of the Common Stock on each of at least thirty (30) consecutive Trading Days immediately prior to the Notice of Mandatory Conversion shall be equal to or greater than the price per share set forth below (each such price being effective for a period of 90 days commencing on the first day of each quarter (i.e., each 90-day period immediately following the Initial Issue Date) indicated below), the Corporation shall have the right to convert all of the outstanding shares of Series A Preferred Stock into a number of shares of Common Stock (calculated to the nearest 1/100th of a share) equal to the product of (i) the number of shares of Series A Preferred Stock to be converted multiplied by
(ii) the Stated Value divided by the Conversion Rate then in effect, such that each share of Series A Preferred Stock is valued as set forth in clause (a)(i) in consideration for Common Stock issued in conversion priced at the Conversion Rate calculated in accordance with this paragraph 4. For purposes hereof, the 30-day period referred to in the previous sentence need not fall entirely within the same quarter, but instead may overlap quarters so long as the Quoted Price of the Common Stock on each Trading Day within the 30-day period is equal to or greater than the price per share set forth below with respect to each such quarter.

      Year 1                                                             Price
      ------                                                             -----
           1st Qtr.  . . . . . . . . . . . . . . . . . . . . . . .      $5.0000
           2nd Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       5.0875
           3rd Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       5.1750
           4th Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       5.2625


                                          5


      Year 2
      ------
           1st Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       5.3500
           2nd Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       5.4375
           3rd Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       5.5250
           4th Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       5.6125

      Year 3
      ------
           1st Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       5.7000
           2nd Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       5.7875
           3rd Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       5.8750
           4th Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       5.9625

      Year 4
      ------
           1st Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       6.0500
           2nd Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       6.1375
           3rd Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       6.2250
           4th Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       6.3125


      Year 5
      ------
           1st Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       6.4000
           2nd Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       6.4875
           3rd Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       6.5750
           4th Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       6.6625


      Year 6
      ------
           1st Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       6.7500
           2nd Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       6.8375
           3rd Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       6.9250
           4th Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       7.0125


      Year 7
      ------
           1st Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       7.1000
           2nd Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       7.1875
           3rd Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       7.2750
           4th Qtr.  . . . . . . . . . . . . . . . . . . . . . . .       7.3625

In order to elect to effect the mandatory conversion of Series A Preferred Stock, the Corporation shall issue a notice as to the date of the intended conversion and number of shares of Series A Preferred Stock which are to be converted into shares of Common Stock (the "Notice of Mandatory Conversion") to all holders of outstanding shares of Series A Preferred Stock on a date (the "Mandatory Conversion Notice Date") at least ninety (90) but not more than one hundred twenty (120) days prior to the conversion date specified in the Notice of Mandatory Conversion (the "Mandatory Conversion Date"), which Notice of Mandatory Conversion specifies a record date (the "Mandatory Conversion Record Date") selected by the Board of Directors which is not less than twenty (20) nor more than forty-five (45) days before the Mandatory Conversion Date. If the Corporation gives a Notice of Mandatory Conversion, then, provided that the computation set forth in the Notice of Mandatory Conversion is not clearly erroneous, the number of the outstanding shares of Series A Preferred Stock which are the subject of such Notice of Mandatory Conversion will be automatically converted into shares of Common Stock at the close of business on the Mandatory Conversion Date regardless of whether the holders of such shares of Series A Preferred Stock actually surrender the certificates representing their shares of Series A Preferred Stock for conversion. At the close of business on the Mandatory Conversion Date, (i) the certificates representing the shares of Series A Preferred Stock will cease to represent anything other than the shares of Common Stock into which the shares of Series A Preferred Stock were automatically converted and (ii) the Corporation shall, at its option (the exercise of which will be described in the Notice of Mandatory Conversion), either (A) deliver certificates representing the shares of Common Stock to which the holders of the Series A Preferred Stock are entitled without requiring the surrender of the certificates which formerly represented shares of Series A Preferred Stock, or
(B) deliver certificates representing the shares of Common Stock to which the holders of Series A Preferred Stock are entitled when the holder surrenders the certificates representing Series A Preferred Stock issued before the Mandatory Conversion Date and complies with the other requirements of subparagraph 4(a)(ii) (excluding the completion of the Notice of Election to Convert).

          (c) The effective time of the conversion under subparagraph 4(a) shall be immediately prior to the close of business on the day when all the conditions in subparagraph 4(a)(ii) have been satisfied. The effective time of the conversion under subparagraph 4(b) shall be the close of business on the Mandatory Conversion Date. Except as otherwise permitted in clause (ii)(B) of the last sentence of subparagraph 4(b), as soon as practical after the effective time for conversion of shares of Series A Preferred Stock, the Corporation shall deliver through the transfer agent a certificate for the number of full shares of Common Stock issuable upon the conversion, a check for any fractional share and a new certificate representing the unconverted portion, if any, of the shares of Series A Preferred Stock represented by the certificate or certificates surrendered for conversion. Except in the case of a conversion pursuant to subparagraph 4(b) above, no payment or adjustment will be made for accrued and unpaid dividends on converted shares of Series A Preferred Stock or dividends on any Common Stock issued. However, dividends will be paid on any Dividend Payment Date with respect to Series A Preferred Stock surrendered for conversion after a record date for the payment of a dividend to the registered holder of Series A Preferred Stock on such record date. If a holder of Series A Preferred Stock converts more than one share at a time the number of full shares of Common Stock issuable upon conversion shall be based on the total value of all shares of Series A Preferred Stock converted. If the last day on which Series A Preferred Stock may be converted is not a Business Day in a place where the Corporation or the transfer agent is located, Series A Preferred Stock may be surrendered for conversion on the next succeeding day that is a Business Day. Each conversion will be deemed to have been effected at the effective time provided above, and the person in whose name a certificate for shares of Common Stock is to be issued upon a conversion will be deemed to have become the holder of record of the shares of Common Stock represented by that certificate at such effective time.

          (d) The Corporation will not issue a fractional share of Common Stock upon conversion of Series A Preferred Stock. Instead the Corporation will deliver its check for the current market value of the fractional share. The current market value of a fraction of a share is determined as follows:
Multiply the current market price of a full share by the fraction. Round the result to the nearest cent. The current market price of a share of Common Stock is the Quoted Price of the Common Stock on the last Trading Day prior to the date of conversion.

          (e) If a holder converts shares of Series A Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the holder shall pay any such tax which is due because the shares are issued in name other than the holder's name.

          (f) The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Series A Preferred Stock in full. All shares of Common Stock which may be issued upon conversion of Series A Preferred Stock shall be fully paid and nonassessable. The Corporation will use its best efforts to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Series A Preferred Stock and will use its best efforts to list such shares on each national securities exchange on which the Common Stock is listed.

            (g)      If the Corporation:

               (i) pays a dividend or makes a distribution on any shares of its capital stock in shares of its Common Stock;

               (ii) subdivides its outstanding shares of Common Stock into a greater number of shares;

               (iii) combines its outstanding shares of Common Stock into a smaller number of shares; or

               (iv) issues by reclassification of its Common Stock any shares of its capital stock;

then the Conversion Rate in effect immediately prior to such action shall be adjusted so that the holder of Series A Preferred Stock thereafter converted may receive the number of shares of capital stock of the Corporation which he would have owned immediately following such action if he had converted Series A Preferred Stock immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of dividend or distribution and immediately after the effective date of a subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If, after an adjustment referred to in clauses (i) through (iv) above, a holder of Series A Preferred Stock upon conversion of it may receive shares of two or more classes of capital stock of the Corporation, the Corporation shall determine the allocation of the adjusted Conversion Rate between the classes of capital stock. After such allocation, the Conversion Rate of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this subparagraph (g).

          (h) If the Corporation distributes any rights or warrants to all holders of its Common Stock entitling them for a period expiring within sixty
(60) days after the record date mentioned below to purchase shares of Common Stock at a price per share less than the current market price per share on that record date, the Conversion Rate shall be adjusted in accordance with the following formula:

                                        N X P
                                        -----
                                    O + M
                                    --------
                         C'= C x     O + N

where:

          C'   =    the adjusted Conversion Rate.

          C    =    the then current Conversion Rate.

          O    =    the number of shares of Common Stock outstanding on the
                    record date.

          N    =    the number of additional shares of Common Stock offered.

          P    =    the offering price per share of the additional shares of
                    Common Stock.

          M    =    the current market price per share of Common Stock on the
                    record date.

The adjustment shall be made successively whenever any such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights or warrants. If at the end of the period during which such warrants or rights are exercisable, not all warrants or rights shall have been exercised, the Conversion Rate shall be immediately readjusted to what it would have been if "N" in the above formula had been the number of shares actually issued.

          (i) If the Corporation distributes to all holders of shares of its Common Stock (i) any shares of any class of capital stock of the Corporation other than its Common Stock, (ii) any evidence of indebtedness of the Corporation or any subsidiary of the Corporation, (iii) any other assets of the Corporation, or (iv) any rights, options or warrants to acquire any of the foregoing (other than rights, options or warrants referred to in subparagraph 4(h) above), which shares, evidences of indebtedness, other assets or rights, options or warrants have an aggregate fair market value on the date of such distribution in excess of the permitted dividend amount (as defined below), the Conversion Rate shall be adjusted in accordance with the following formula:

                            M - F
                           -------
                    C'= C x   M

where:

          C'   =    the adjusted Conversion Rate.

          C    =    the then current Conversion Rate.

          M    =    the current market price per share of Common Stock on the
                    record date mentioned below.

          F    =    the fair market value on the record date of the capital
                    stock, indebtedness, rights, options or warrants applicable to one share of Common Stock. The Board of Directors of the Corporation shall determine the fair market value.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution. The permitted dividend amount on any date shall be an amount equal to or less than
(x) five percent (5%) of the product of the current market price of the Common Stock on the date of declaration by the Board of Directors of the Corporation of such dividend or distribution times the number of shares of Common Stock outstanding on such date, minus (y) the aggregate of the value of all dividends or distributions (other than dividends or distributions referred to in subparagraphs 4(g) and 4(h) above) paid to holders of Common Stock during the twelve-month period ending on such date. Notwithstanding the foregoing, the permitted dividend amount shall be zero with respect to any dividends or distributions not paid out of consolidated current earnings as shown on the books of the Corporation.

          (j) If the Corporation issues shares of Common Stock for a consideration per share less than the current market price per share on the date the Corporation fixes the offering price of such additional shares, the Conversion Rate shall be adjusted in accordance with the following formula:

                           O +  P
                               ----
                                M
                           -------
                    C'= C x    A

where:

          C'   =    the adjusted Conversion Rate.

          C    =    the then current Conversion Rate.

          O    =    the number of shares outstanding immediately prior to the
                    issuance of such additional shares.

          P    =    the aggregate consideration received for the issuance of
                    such additional shares.

          M    =    the current market price per share on the date of issuance of such additional shares.

          A    =    the number of shares outstanding immediately after the
                    issuance of such additional shares.

          The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance. This subparagraph 4(j) does not apply to (i) any transaction or issuance described in subparagraph 4(h) or 4(i) above or subparagraph 4(k) below, (ii) the conversion of Series A Preferred Stock, or the conversion, exchange or exercise of other securities convertible into or exchangeable or exercisable for Common Stock,
(iii) Common Stock issued to the Corporation's employees under bona fide employee benefit plans adopted by the Board of Directors of the Corporation and approved by the holders of Common Stock when required by law, if such Common

Stock would otherwise by covered by this subparagraph 4(j), (iv) Common Stock issued to acquire, or in the acquisition of, all or any portion of a business as a going concern, in an arm's-length transaction between the Corporation and an unaffiliated third party, whether such acquisition shall be effected by purchase of assets, exchange of securities, merger, consolidation or otherwise, or (v) Common Stock issued in a bona fide public offering pursuant to a firm commitment underwriting.

          (k) If the Corporation issues any options, warrants or other securities convertible into or exchangeable or exercisable for Common Stock (other than Series A Preferred Stock or securities issued in transactions described in subparagraph 4(h) or 4(i) above) and for a consideration per share of Common Stock initially deliverable upon conversion, exchange or exercise of such securities less than the current market price per share on the date of issuance of such securities, the Conversion Rate shall be adjusted in accordance with the following formula:

                              O + P
                                  -
                                   M
                              ------
                    C'= C x    O + D

where:

          C'   =    the adjusted Conversion Rate.

          C    =    the then current Conversion Rate.

          O    =    the number of shares outstanding immediately prior to the
                    issuance of such securities.

          P    =    the aggregate consideration received for the issuance of
                    such securities.

          M    =    the current market price per share on the date of issuance of such securities.

          D    =    the maximum number of shares deliverable upon conversion or in exchange for or upon exercise of such securities at the initial conversion, exchange or exercise rate.

          The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance. If all of the Common Stock deliverable upon conversion, exchange or exercise of such securities has not been issued when such securities are no longer outstanding, then the Conversion Rate shall promptly be readjusted to the Conversion Rate which would then be in effect had the adjustment upon the issuance of such securities been made on the basis of the actual number of shares of Common Stock issued upon conversion, exchange or exercise of such securities. This subparagraph 4(k) does not apply to (i) the issuance of any such securities to acquire, or in the acquisition of, all or any portion of a business as a going concern, in an arm's-length transaction between the Corporation and an unaffiliated third party, whether such acquisition shall be effected by purchase of assets, exchange of securities, merger, consolidation or otherwise, (ii) the issuance of any such securities in a bona fide public offering pursuant to a firm commitment underwriting, or (iii) the issuance of any such securities to the Corporation's employees under bona fide employee benefit plans adopted by the Board of Directors of the Corporation and approved by the holders of Common Stock when required by law, if such securities would otherwise by covered by this subparagraph 4(k).

          (l) In subparagraphs 4(h), 4(i), 4(j) and 4(k) above, the current market price per share of Common Stock on any date is the average of the Quoted Prices for thirty (30) consecutive Trading Days commencing forty-five (45) Trading Days before the date in question.

          (m) For purposes of any computation respecting consideration received pursuant to subparagraphs 4(j) and 4(k) above, the following shall apply:

               (i) in case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;

               (ii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors of the Corporation (irrespective of the accounting treatment thereof); and

               (iii) in the case of the issuance of options, warrants or other securities convertible into or exchangeable or exercisable for shares, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such options, warrants or other securities plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange or exercise thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this subparagraph 4(m)).

          (n) No adjustment in the Conversion Rate need be made unless the adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Rate. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 4 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

          (o) No adjustment in the Conversion Rate need be made under this paragraph 4 for (i) rights to purchase Common Stock pursuant to a Corporation plan for reinvestment of dividends or interest, or (ii) any change in the par value or no par value of the Common Stock, and in no event shall any adjustment made under this paragraph 4 reduce the Conversion Rate below the par value of the Common Stock. If an adjustment is made to the Conversion Rate upon the establishment of a record date for a distribution subject to subparagraphs 4(h) or 4(i) above and if such distribution is subsequently cancelled, the Conversion Rate then in effect shall be readjusted, effective as of the date when the Board of Directors of the Corporation determines to cancel such distribution, to the Conversion Rate which would have been in effect if such record date had not been fixed. No adjustment in the Conversion Rate need be made under subparagraphs 4(h) and 4(i) above if the Corporation issues or distributes to each holder of Series A Preferred Stock the shares of Common Stock, evidences of indebtedness, assets, rights, options or warrants referred to in those subparagraphs which each holder would have been entitled to receive had Series A Preferred Stock been converted into Common Stock prior to the happening of such event or the record date with respect thereto.

          (p) Whenever the Conversion Rate is adjusted, the Corporation shall promptly mail to holders of Series A Preferred Stock, first class, postage prepaid, a notice of the adjustment. The Corporation shall file with the transfer agent, if any, for Series A Preferred Stock a certificate from the

Corporation's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. Subject to subparagraph 4(u) below, the certificate shall be conclusive evidence that the adjustment is correct.

          (q) The Corporation from time to time may reduce the Conversion Rate by any amount for any period of time if the period is at least twenty (20) Business Days and if the reduction is irrevocable during the period, but in no event may the Conversion Rate be less than the par value of a share of Common Stock. Whenever the Conversion Rate is reduced, the Corporation shall mail to holders of Series A Preferred Stock a notice of the reduction. The Corporation shall mail, first class, postage prepaid, the notice at least 15 days before the date the reduced conversion price takes effect. The notice shall state the reduced conversion price and the period it will be in effect. A reduction of the Conversion Rate does not change or adjust the Conversion Rate otherwise in effect for purposes of subparagraphs 4(g), 4(h), 4(i), 4(j) and 4(k) above.

          (r)  If:

               (i) the Corporation takes any action which would require an adjustment in the Conversion Rate pursuant to subparagraph 4(h) or 4(i) above, or clause (iv) of subparagraph 4(g) above;

               (ii) the Corporation consolidates or merges with, or transfers all or substantially all of its assets to, another corporation, and stockholders of the Corporation must approve the transaction; or

               (iii)  there is a dissolution or liquidation of the Corporation;

a holder of Series A Preferred Stock may want to convert such stock into shares of Common Stock prior to the record date for or the effective date of the transaction so that he may receive the rights, warrants, securities or assets which a holder of shares of Common Stock on that date may receive. Therefore, the Corporation shall mail to such holders, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be. The Corporation shall mail the notice at least ten (10) days before such date. Failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in clause (i), (ii) or (iii) of this subparagraph 4(h). If a conversion of any shares of Series A Preferred Stock is to be made in connection with any transaction referred to in clause (i), (ii) or (iii) of this subparagraph 4(q), such conversion may at the election of the holder be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until immediately prior to the consummation of such transaction.

          (s) If the Corporation is party to a consolidation, merger, transfer or lease which reclassifies or changes its Common Stock, upon consummation of such transaction Series A Preferred Stock shall automatically become convertible into the kind and amount of securities, cash or other assets which the holder of Series A Preferred Stock would have owned immediately after the consolidation, merger, transfer or lease if such holder had converted Series A Preferred Stock immediately before the effective date of the transaction, appropriate adjustment (as determined by the Board of Directors of the Corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustment of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Series A Preferred Stock. If this subparagraph 4(s) applies, subparagraph 4(g) does not apply.

          (t) In any case in which this paragraph 4 shall require that an adjustment as a result of any event become effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event (i) the issuance to the holder of any shares of Series A Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Rate in effect immediately prior to adjustment and (ii) a check for any remaining fractional shares of Common Stock as provided in subparagraph 4(d) above.

          (u) Except as provided in the immediately following sentence, any determination that the Corporation or its Board of Directors must make pursuant to this paragraph 4 shall be conclusive. Whenever the Corporation or its Board of Directors shall be required to make a determination under this paragraph 4, such determination shall be made in good faith and may be challenged in good faith by a majority of the holders of Series A Preferred Stock, and any dispute shall be resolved, at the Corporation's expense, by an investment banking firm of recognized national standing selected by the Corporation and acceptable to such holders of Series A Preferred Stock.

          (v) All shares of Series A Preferred Stock converted pursuant to this paragraph 4 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock.

          5.   REDEMPTION BY THE CORPORATION.

          (a) On March 31, 2005 (the "Redemption Date"), the Corporation shall be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Series A Preferred Stock at a price in cash equal to the Stated Value, plus accumulated and unpaid dividends, if any, to the date of redemption (such amount, the "Redemption Price"). The Series A Preferred Stock may not be redeemed at the option of the Corporation on or prior to the Redemption Date. The Corporation shall take all actions required or permitted under the General Corporation Law of the State of Delaware to permit such redemption.

          (b) Notice of any redemption shall be sent by or on behalf of the Corporation not more than sixty (60) days nor less than thirty (30) days prior to the Redemption Date, by first class mail, postage prepaid, to all holders of record of the Series A Preferred Stock at their respective last addresses as they shall appear on the books of the Corporation; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; (iv) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date; (v) the Conversion Rate; (vi) that Series A Preferred Stock called for redemption may be converted at any time before the close of business on the Redemption Date; and
(vii) that holders of Series A Preferred Stock must satisfy the requirements of subparagraph 4(a) above if such holders desire to convert such shares.

          (c) If notice has been mailed in accordance with subparagraph 5(b) above and provided that on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the shares of the Series A Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price.

          (d) Any funds deposited with a bank or trust company for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

               (i) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

               (ii) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two (2) years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

          (e) No Series A Preferred Stock may be redeemed except with funds legally available for the payment of the Redemption Price.

          (f) All shares of Series A Preferred Stock redeemed pursuant to this paragraph 5 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than shares of Series A Preferred Stock.

     6.   VOTING RIGHTS.

          (a) The holders of shares of Series A Preferred Stock will have the right to vote on all matters on which the holders of shares of the Common Stock are entitled to vote, or give written consent in lieu of a vote, on an "as converted" basis with holders of shares of the Common Stock, as though part of the same class as holders of Common Stock. Each person in whose name shares of Series A Preferred Stock shall be registered on the record date for determining the holders of the Series A Preferred Stock entitled to vote at any meeting of stockholders (or adjournment thereof) or to consent to corporate action in writing without a meeting shall be entitled to, at such meeting or with respect to such action, one vote for each share of Common Stock of the Corporation into which each share of Series A Preferred Stock registered in the name of such person on such record date could be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share) on such record date. The holders of shares of Series A Preferred Stock shall receive all notices of meetings of the holders of shares of Common Stock, and all other notices and correspondence to the holders of shares of Common Stock provided by the Corporation, and shall be entitled to take such actions, and shall have such rights, as are set forth in this Certificate of Designation or are otherwise available to the holders of shares of Common Stock in the Certificate of Incorporation and in the Bylaws of the Corporation as are in effect on the date hereof, in each case with the same effect as would be taken by holders of Series A Preferred Stock if deemed to be holders of such number of shares of Common Stock as determined aforesaid. The foregoing shall apply whether or not such holder actually converts such securities.

          (b) In addition to any vote or consent of stockholders required by law or the Certificate of Incorporation, the consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the shares of Series A Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

               (i) Any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation, or of the by-laws of the Corporation, which affects adversely the voting powers, preferences and relative, participating, optional and other special rights of the holders of shares of Series A Preferred Stock; provided, however, that the amendment of the provisions of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, or to issue any class or any security convertible into any shares ranking on a parity with or junior to the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution, or winding up of the Corporation or in the payment of dividends, shall not be deemed to affect adversely the voting powers, preferences and relative, participating, optional and other special rights of the holders of shares of Series A Preferred Stock; or

               (ii) Any authorization or creation of, or increase in the authorized amount of, or issuance of, any shares of any class or any security convertible into shares of any class ranking senior to shares of Series A Preferred Stock in the distribution of assets on any liquidation, dissolution, or winding up of the Corporation or in the payment of dividends or otherwise.

          (c) In addition to any vote or consent of stockholders required by law or the Certificate of Incorporation, the consent of each holder, if any, of at least $50,000,000 of Stated Value of the Series A Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting any issuance of shares of Common Stock or any security convertible into shares of Common Stock, but only if such issuance would result in the number of issued and outstanding shares of Common Stock at the time outstanding (on a fully diluted basis, after giving effect to such issuance) exceeding 100 million (as appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the Initial Issue
Date).

          7.   EXCLUSION OF OTHER RIGHTS.

          Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Certificate of Incorporation.

          8.   HEADINGS OF SUBDIVISIONS.

          The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

          9.   SEVERABILITY OF PROVISIONS.

          If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

          IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by Gary B. Sabin, its President and Chief Executive Officer, and attested by Richard B. Muir, its Secretary, this 26th day of March, 1998.

                              EXCEL LEGACY CORPORATION


                              By:     /s/  Gary B. Sabin
                                  ----------------------------------------
                                      Gary B. Sabin, President and
                                      Chief Executive Officer


ATTEST:


By:  /s/  Richard B. Muir
    ---------------------------
     Richard B. Muir, Secretary